Exhibit 10.1

Wells Fargo Bank, National Association 100 Park Avenue New York, New York 10017 Telephone 212 703 3500 Facsimile 212 703 3520

December 7, 2017

Stanley Furniture Company, Inc.

200 North Hamilton Street

No. 200

High Point, North Carolina 27260

Attn: Anita Wimmer

Re:	Consent to Credit Agreement

Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 25, 2016, as the same has been, and as the same may be further, amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), by and between among STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), and to any ancillary documents and agreements relating thereto (collectively with the Credit Agreement, the “Loan Documents”).

The Company has advised Wells Fargo that it intends to sell substantially all of the Company’s assets to the Buyer (defined below) pursuant to that certain Asset Purchase Agreement, dated as of November 20, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “APA”), between the Company, as Seller, and Churchill Downs LLC, a Delaware limited liability company (the “Buyer”), as Buyer. The Company’s entry into the APA is prohibited by Section 5.3 (i) of the Credit Agreement.

Additionally, the Company has advised Wells Fargo that its existing Chief Executive Officer (“CEO”) will cease to hold such position from and after December 7, 2017, and that Matthew W. Smith will be appointed on such date as interim CEO in his place (the “Interim CEO”). Pursuant to Section 5.3(c) of the Credit Agreement, the Borrower is obligated to provide Wells Fargo with prompt written notice of the foregoing, and the Interim CEO must pass background checks required by Wells Fargo’s “know your customer” requirements and otherwise be consented to by Wells Fargo, such consent not to be unreasonably withheld.

The Company has requested that Wells Fargo (i) consent to the Company’s entry into the APA, notwithstanding the negative covenants contained in the Credit Agreement, (ii) acknowledge receipt of the Company’s notice regarding resignation of the CEO and the appointment of the Interim CEO, (iii) undertake all necessary background checks of the Interim CEO promptly, and (iv) consent to the replacement of the CEO by the Interim CEO if the Interim CEO passes such background checks, in the determination of Wells Fargo. Subject to the terms as more fully set forth hereinbelow and subject to satisfaction of the conditions contained herein, Wells Fargo and the Company hereby agree to the following:

1.	Defined Terms. Each capitalized term contained herein and not otherwise defined herein shall have the respective meaning set forth in the Loan Documents.

Wells Fargo Bank, National Association 100 Park Avenue New York, New York 10017 Telephone 212 703 3500 Facsimile 212 703 3520

2.	Consents.

(a)

Subject to the terms, conditions and limitations set forth herein, Wells Fargo hereby consents to the Company’s entry into the APA, and agrees that the Company’s entry into the APA shall not result in an Event of Default under the Credit Agreement.

(b)

Consent to Change in CEO. Subject to the terms, conditions and limitations set forth herein, Wells Fargo hereby agrees to undertake all required background checks on the Interim CEO and further agrees, if the Interim CEO passes all such background checks, to consent to the replacement of the CEO by the Interim CEO. If the Interim CEO does not pass all of such background checks, Wells Fargo shall notify the Company, which shall then appoint a replacement for the Interim CEO by not later than March 1, 2018, in accordance with Section 5.3(c) of the Credit Agreement and subject to the consent of Wells Fargo as provided therein. The failure to so appoint a replacement to the Interim CEO acceptable to Wells Fargo and otherwise in accordance with Section 5.3(c) of the Credit Agreement on or before March 1, 2018 shall constitute an Event of Default under the Credit Agreement.

3.

Limitations on Consent. This letter agreement is limited to the matters expressly set forth above and shall not be deemed to waive, amend or modify, or consent to the non-compliance with, any other term of the Credit Agreement or any other Loan Document, each of which is hereby ratified and reaffirmed, or to consent to any subsequent failure of the Company to comply with any term or provision of the Loan Documents, each of which shall remain in full force and effect. Without limiting the foregoing, this letter agreement shall not constitute a consent to the Company’s transfer of any of its assets to the extent such transfer is prohibited by Section 5.3(g) of the Credit Agreement or any other provision of the Credit Agreement and the other Loan Documents, and this letter agreement shall not constitute or authorize a release of Wells Fargo’s liens and security interests on such assets; provided however, that Wells Fargo acknowledges that the Company may close the sale of such assets and transfer the pursuant to the APA if, prior to or concurrently with such closing, the Company both (x) terminates the Credit Agreement in accordance with Section 1.5(c) of the Credit Agreement, and (y) complies with all requirements of Section 1.5(b) of the Credit Agreement necessary to cause Wells Fargo to release its security interest in the assets of the Company and the Guarantor.  Wells Fargo agrees that (i) it shall not require thirty (30) days prior notice of termination of the Credit Agreement as required by Section 1.5(c) of the Credit Agreement, but Wells Fargo may require up to three (3) Business Days’ notice of such termination to allow it to prepare for such termination, and (ii) it shall release its liens and security interests in the assets of the Company upon the Company’s compliance with the requirements of Section 1.5(b) of the Credit Agreement.

4.

Consent Fee. In consideration of the agreements of Wells Fargo as set forth herein, the Company agrees to pay to Wells Fargo a consent fee in the amount of Fifteen Thousand Dollars ($15,000) (the “Consent Fee”), which Consent Fee shall be due and payable on the date hereof, and which Consent Fee, once due and payable, shall be fully earned and not subject to refund or rebate for any reason.

Wells Fargo Bank, National Association 100 Park Avenue New York, New York 10017 Telephone 212 703 3500 Facsimile 212 703 3520

5.	Additional Events of Default.

In addition to those Events of Default as set forth in Section 6.1 of the Credit Agreement, the following shall constitute Events of Default under the Credit Agreement:

(a)

Any default by the Company or the Seller in the payment or performance of any obligation under, or any defined event of default occurs, under the terms of the APA, and in either such case, such default is not cured after the lapse of any applicable cure period provided therein;

(b)	the termination of the APA by any party thereto; or
(c)	the failure to close the sale of substantially all of the assets of the Company as contemplated by the APA on or prior to February 28, 2018.

The Company agrees that if any of the foregoing additional Events of Default occurs, it shall provide notice to Wells Fargo within two (2) Business Days after it becomes aware of the occurrence of such Event of Default in accordance with the notice requirements set forth in the Loan Documents.

6.

Limitation on Borrowing. In addition to the other limitations set forth in the Credit Agreement, from the date hereof until February 28, 2018, the Company shall not cause or permit the sum of the outstanding Advances and Letter of Credit Usage to at any time exceed Two Million Dollars ($2,000,000).

7.

Continuing Validity. The Company understands and agrees that in granting its consent as set forth herein, Wells Fargo is relying upon the Company’s representations, warranties, and agreements, as set forth in the Loan Documents. Except as expressly modified pursuant to this letter agreement, the terms of the Loan Documents remain unchanged and in full force and effect. Wells Fargo’s agreement to provide the consent pursuant to this letter agreement in no way shall obligate Wells Fargo to make any future waivers, consents or modifications to the Loan Documents. Nothing in this letter agreement shall constitute a satisfaction of any obligations under the Loan Documents. It is the intention of Wells Fargo and the Company to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Wells Fargo. No maker, endorser, or guarantor will be released by virtue of this letter agreement. The terms of this paragraph apply not only to this letter agreement, but also to any subsequent loan modification, consent or waiver.

8.

Release. The Company hereby acknowledges and agrees that to the best of the Company’s knowledge: (a) neither the Company nor any of its affiliates has any claim or cause of action against Wells Fargo (or any of its respective affiliates, officers, directors, employees, attorneys, consultants or agents), and (b) Wells Fargo has heretofore properly performed and satisfied in a timely manner all of its obligations to the Company under the Credit Agreement. Notwithstanding the foregoing, Wells Fargo wishes (and the Company agrees) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Wells Fargo’s rights, interests, security and/or remedies under the Credit Agreement. Accordingly, for and in consideration of the agreements contained in this letter agreement and other good and valuable consideration, the Company (for itself and its affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Wells Fargo and each of its affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute, or otherwise, which any Releasor has heretofore had, now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to date hereof arising out of, connected with or related in any way to the Credit Agreement, or any act, event or transaction related or attendant thereto, or Wells Fargo’s agreements contained therein, or the possession, use, operation, or control of any of the Company’s assets, or the making of any Advance, or the management of such Advance or the collateral securing the Company’s Obligations to Wells Fargo on or prior to the date hereof. Notwithstanding anything to the contrary, the above release only applies to all matters known to Company at this time.

Wells Fargo Bank, National Association 100 Park Avenue New York, New York 10017 Telephone 212 703 3500 Facsimile 212 703 3520

9.

Conditions to Effectiveness. The consent set forth in this letter agreement shall be effective upon satisfaction of all of the following conditions: (a) Wells Fargo’s and the Company’s execution and delivery of this letter agreement, (b) the acknowledgment of this letter agreement by the Guarantor, and (c) receipt by Wells Fargo of the Consent Fee referenced in Section 4 above.

10.

Miscellaneous. This letter agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one and the same instrument. This letter agreement may be executed by facsimile or other electronic transmission, including by “.pdf” and other similar format. This letter agreement and all acts and transactions hereunder and all rights and obligations of Wells Fargo and Company shall be governed by the laws of the State of New York.

[Signature Page Follows]

Wells Fargo Bank, National Association 100 Park Avenue New York, New York 10017 Telephone 212 703 3500 Facsimile 212 703 3520

Please kindly sign and return the enclosed copy of this letter to the undersigned at the address listed above.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Brian J. Martin
Brian J. Martin
Senior Vice President

READ AND AGREED TO:

STANLEY FURNITURE COMPANY, INC.

By:     /s/ Anita Wimmer

     Name: Anita Wimmer

     Title: Vice President – Finance/Corporate Controller

Wells Fargo Bank, National Association 100 Park Avenue New York, New York 10017 Telephone 212 703 3500 Facsimile 212 703 3520

Guarantor Acknowledgment

The undersigned, a Guarantor of the obligations of the Company under the Credit Agreement and the other Loan Documents, hereby (i) acknowledges and agrees to this letter agreement and the consents set forth herein, and (ii) reaffirms its obligations under the Guaranty executed by the undersigned in favor of Wells Fargo and each of the other Loan Documents to which it is a party.

STANLEY FURNITURE COMPANY 2.0, LLC

By:     /s/ Anita Wimmer

   Name: Anita Wimmer

   Title: Vice President – Finance/Corporate Controller